EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of July, 2004

BETWEEN:

SONIC ENVIRONMENTAL SOLUTIONS INC., a Corporation incorporated under the laws of British Columbia and having an office at 1778 West 2nd Avenue, Vancouver, British Columbia

(together with any subsidiaries hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

ADAM R. SUMEL, executive, domiciled at 4426 - W. 8th Street, Vancouver, British Columbia

(hereinafter referred to as the "Executive")

OF THE SECOND PART

WHEREAS:

(A)               the Company is an industrial company listed on the TSX Venture Exchange;

(B)              the Executive has the skills and experience sought by the Company; and

(C)              the Company and the Executive wish to enter into this Executive Employment Agreement under the terms and conditions herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

TERM OF EMPLOYMENT

1.1               The term of employment under this Agreement shall commence on July 1, 2004 (the "Effective Date") and shall be for two years with a third year extension by mutual agreement, subject to termination as provided for in Article 6 hereof. In accordance with the other terms of this Agreement, the Executive shall devote himself full-time to his employment duties and responsibilities with the Company.

ARTICLE 2

DUTIES AND RESPONSIBILITIES

2.1               The Executive shall serve the Company as an executive officer in the position of President and Chief Executive Officer.

2.2               The Executive shall report to the Board and shall undertake and perform the following duties and responsibilities:

(a)             actively engage with the Board to ensure that the initiatives of the management team are aligned with the strategic direction and objectives for the Company that have been established by the Board;

(b)              provide overall direction for the Company in order for it to implement agreed strategies in order to meet Company goals and objectives;

(c)             provide shareholder and investor communication and manage key investment banking and institutional relationships;

(d)             make decisions in line with organizational goals, leading to desired results, and will be responsible and accountable for results;

(e)             create and sustain the organizational culture and environment needed to achieve objectives and results and recruit and retain a high performance operating team;

(f)             oversee the management and administration of the Company; and

(g)             such other duties and responsibilities as may be assigned or vested in him by the Board from time to time and which are consistent with the duties and responsibilities of a President and Chief Executive Officer.

2.3               The Executive agrees, during the continuance of his employment, to devote his entire working time, services, skill and ability to such employment and to serve at all times with loyalty and honesty in the best interests of the Company. The Executive acknowledges that the position of President and CEO will involve significant travel for business development and for investor relations. Subject to this Section 2.3, the Executive may engage in other activities for any charitable or other non-profit institution and may accept External Directorships. For the purposes of this Section 2.3, "External Directorships" shall mean any board of directors, advisory board or counsel for a for-profit organization. Attached hereto as Appendix A are the Executive's External Directorships, as amended from time to time. The Executive may assume External Directorships provided that (i) such External Directorships shall not exceed two; (ii) such External Directorships shall comply with the non-competition provisions contained in Article 7; (iii) the Executive will not devote more than six (6) one-half (0.5) days per board per year during business hours; and (iv) such External Directorships do not materially and adversely affect the Executives ability to perform his functions in accordance with this Agreement, in which case, such number of External Directorships as authorized herein may be reduced in number by the Board such that the Executive is able to perform his functions in accordance with this Agreement.

ARTICLE 3

BASE COMPENSATION

3.1               In consideration of the services provided by the Executive hereunder, the Company shall, as of the Effective Date, pay to the Executive an annual base salary in the amount of $144,000 ($12,000.00.00/month) less applicable deductions for income tax, CPP, WC, and as increased from time to time in accordance with Section 3.2 ("Base Salary"), payable in such manner as may be agreeable to the Parties and in compliance with any applicable legislation.

3.2                Such Base Salary shall be reviewed and maintained or increased by the Compensation Committee of the Board every twelve (12) months based on the Executive's performance. Any recommended increase shall first be approved by the Board.

                      The Executive shall be entitled to, but not guaranteed, an annual performance bonus ("Bonus"). The Bonus will be assessed annually on the anniversary date of this Agreement, provided performance objectives are achieved. The Bonus for the first year of this Agreement will be $45,000, and will be assessed based on the Company achieving the following milestones by the anniversary date of this Agreement: (a) as to 50% of the Bonus for achieving commercial deployment of one of the Company's sonoprocessing plants on a client's site, and (b) as to a further 50% of the Bonus for achieving commercial deployment of one of the Company's sonoprocessing plants on a second client's site. For greater clarity, for the Executive to receive 100% of the Bonus in the first year, the Company must have achieved commercial deployment of one or more sonoprocessing plants on a total of two unrelated, client sites. Thereafter, the annual Bonus will be allocated to the achievement of particular milestones and overall performance, with the amount of the Bonus and the specific milestones outlined and agreed to by the Compensation Committee and the Executive based on the current business objectives of the Company on the applicable anniversary date.

ARTICLE 4

INCENTIVE COMPENSATION

4.1               The Executive shall participate in the Company's share option plan (the "Plan") or any successors thereto. This Plan was adopted at the 2004 Annual General Meeting of the Company, and in accordance with its terms as amended from time to time. Subject to all requisite corporate and stock exchange approvals, the Executive will receive incentive stock options exercisable to purchase a total of 450,000 common shares pursuant to the Plan. A total of 250,000 of the aforementioned incentive stock options are already assigned and vested, whereby an additional 200,000 stock options will be awarded to the Executive and will vest on the following schedule: (a) 100,000 stock options will vest on their allocation as soon as practical after the execution of this Agreement, and (b) a further 100,000 stock options will vest on the first anniversary date of this Agreement. The incentive stock options will have an exercise price determined in accordance with the Plan. In addition, the Executive will be eligible to receive additional incentive stock option grants from time to time whenever the Board's Compensation Committee determines it appropriate.

4.2                Notwithstanding the terms of the Plan, if the Company notifies the Executive of the termination, without just cause, of his employment, or the Executive resigns (as defined in Section 6.6 hereof), any options ("Options") to purchase shares in the capital of the Company which have been granted to the Executive, whether under the Plan or otherwise, and which have not yet vested, shall automatically vest and be exercisable upon the date of such notification and the Executive shall be entitled to exercise such Options along with any other Options which had previously vested but were unexercised at the time of notification of termination within a period of 90 days after termination, but not thereafter.

4.3               If the Executive is terminated without just cause after a Change of Control, all remaining Options under the Plan or otherwise which have not yet vested shall automatically vest. The Executive shall be entitled to exercise the Options which vest pursuant to the application of this Section 4.3 together with any Options which had previously vested but were not yet exercised at the time of the Change of Control within a period of 90 days following the termination of employment, but not thereafter.

4.4               Except as otherwise provided in Article 4 herein, the terms of the Plan shall govern. In the event of any inconsistency between the Plan and Article 4 herein, the terms of this Article 4 shall prevail.

ARTICLE 5

BENEFITS

Group Insurance and Health

5.1               The Executive shall be eligible for any group medical and dental insurance applicable to the executives of the Company, upon the establishment of such programs by the Company and as per the terms and conditions of such programs. The Company shall pay or reimburse the Executive for provincial health care programs, including health, dental and reasonable disability insurance programs not paid through source deductions The Company will cover the entrance fees and regular monthly dues of the Executive at the Terminal City Club and the costs of an annual, extensive health check at the Mayo Clinic or another reputable, private medical facility.

Vacation

5.2               The Executive shall be entitled to 20 Business Days (as defined in Section 9.11) of annual paid vacation during each year. Unused vacation may not be carried over for more than twelve months after the completion of each fiscal year.

Expenses

5.3               The Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred on behalf of the Company within 14 days following receipt of an expense report received by the Company in respect of such expenses.

Vehicle

5.4               The Company shall lease a vehicle for the exclusive use of the Executive.

ARTICLE 6

TERMINATION OF THIS AGREEMENT

6.1               Notwithstanding any other provisions herein but subject to Section 9.8 hereof, and without prejudice to rights accrued to the Executive to the Date of Termination (as defined herein), this Agreement shall terminate automatically upon the death of the Executive or on the Date of Termination. The "Date of Termination" will be, as applicable, the date the Company terminates the Executive in accordance with Section 6.2, or the date the Company terminates the Executive or the Executive resigns in accordance with Section 6.6 hereof, or the date the Executive commences his retirement in accordance with Section 6.5 hereof, or the date determined in accordance with Section 6.4 hereof.

6.2               Nothing in this Agreement shall restrict or impair the Company's right to terminate the employment of the Executive without compensation at any time by notice in writing from the Company to the Executive for just cause, which without limiting the generality of the foregoing, shall include:

(a)             serious and wilful misconduct;

(b)             breach of fiduciary duty;

(c)             failure to obey the reasonable and lawful direction of the Board and such failure is not cured or complied with by the Executive within 10 days following notice of non-compliance by the Board;

(d)             fraud;

(e)             theft;

(f)             wilful breach or habitual neglect of significant and material duties the Executive is required to perform; and

(g)             material breach of a restrictive covenant of this Agreement.

6.3               Except to the extent modified by §6.4, if

(a)             the Company terminates the Executive for any reason other than just cause,

(b)             the Company replaces or enters into an agreement to replace the Executive in the position of Chief Executive Officer (unless the Executive waives this provision), or

(c)             if the Executive shall become permanently disabled,

then this Agreement will be deemed to be terminated and the Company will pay the Executive 15 months' salary within 20 days of termination plus incentive compensation owed. For purposes of subsection 6.3(c), the Executive shall be deemed to be permanently disabled immediately following:

(i)             any period of 365 consecutive days during which he is prevented, notwithstanding reasonable efforts to accommodate the disability, from performing his essential duties as an executive of the Company for more than 182 days in the aggregate by reason of illness or mental or physical disability; or

(ii)            him being found of unsound mind or incapable of managing his own affairs by the final judgement or order of a court of competent jurisdiction.

6.4               At any time during his employment, should a Change of Control (as defined below) event occur and this Agreement is terminated for any reason other than voluntary resignation by the Executive within 90 days of such Change of Control or 30 days following the next Annual General Meeting of the Company, whichever is longer, the Executive will be entitled to a severance payment equal to 30 months' salary, plus incentive compensation owed, plus health and insurance benefits, within thirty days of the termination. At the election of the Company, the severance payment may be made in one lump sum payment, or paid over a period of time not exceeding 24 months.

                      For the purpose of this clause, a Change of Control shall be deemed to have occurred when:

(a)             a person or corporate entity and its associates and affiliates collectively own more than 50.1% of the voting shares of the Company a Change of Control shall be deemed to have occurred; or

(b)             a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent board of directors.

                      A Change of Control will be deemed to have not occurred if a person or corporate entity and its associates and affiliates acquire a minimum 50.1% of the voting shares of the Company in a distressed acquisition (the "Distressed Acquisition"). A Distressed Acquisition occurs when a minimum of 50.1% of the voting shares of the Company are acquired for a total acquisition price of less than $5 million.

                      Following a Change in Control, the Executive may terminate his employment under this Agreement at any time after the expiry of 90 days of the day on which there is a Change of Control, as described in this agreement.

6.5               This Agreement is terminated, without prejudice to rights accrued to the Executive to the Date of Termination, when the Executive commences his retirement.

6.6               The Executive may, by providing 120 days notice in writing to the Company (the "Notice Period"), terminate this Agreement and his employment with the Company. In such circumstance, the Company may request that the Executive cease duties prior to the expiry of the Notice Period. The Company shall, in such event, pay to the Executive an amount equal to the difference between what the Executive would have received had the employment of the Executive been continued for the Notice Period and the amount actually paid by the Company to the Executive during the Notice Period. In the event the Executive provides such notice to the Company, the "Date of Termination" shall mean the last day on which the Executive works for the Company.

ARTICLE 7

NON COMPETITION

7.1               During the term of this Agreement and for the 12 months following the termination or expiration of this Agreement, the Executive shall not:

(a)             own or have any interest directly in; nor

(b)             act as an officer, director, agent, employee or consultant for any person, firm, association, partnership, corporation or other entity (the "Competitive Entity") engaged in sonoprocessing or the industrial mixing industry.

7.2               The Executive acknowledges that the restrictions contained in Section 7.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained in Section 7.1 of this Agreement, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

ARTICLE 8

CONFIDENTIALITY

8.1               The term "Confidential Information" means any and all information concerning any aspect of the Company not generally known to persons other than those associated with the Company. The Company may disclose, in writing or orally, certain Confidential Information to the Executive.

8.2               The Executive acknowledges and agrees that any Confidential Information disclosed to the Executive is in the strictest confidence. Any Confidential Information disclosed to the Executive in any form whatsoever is and shall be considered confidential and proprietary information of the Company.

8.3               Except as authorized by the Company, the Executive will not, except in the course of his duties to the Company:

(a)             duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company's Confidential Information; or

(b)             use the Company's Confidential Information without the prior written consent of the Company.

8.4               The Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care that would be used to protect the Executive's own confidential information.

8.5               Any and all technical reports, engineering drawings or reports, accounting and financial records and like information and materials received from the Company and any copies or excerpts thereof containing proprietary or Confidential Information will remain the property of the Company and will, upon the request of the Company, be promptly returned to the Company by the Executive.

8.6               The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)             is or later becomes publicly known under circumstances involving no breach of this Agreement by the Executive;

(b)             is already known to the Executive at the time of receipt of the Confidential Information;

(c)             is lawfully made available to the Executive by a third party; or

(d)             is authorized by the Board of Directors of the Company.

8.7               The provisions of Article 8 shall survive the termination of this Agreement for a period of one year after termination.

ARTICLE 9

MISCELLANEOUS

9.1               This Agreement shall be the whole and complete agreement between the Parties with respect to the employment of the Executive; it replaces and supersedes any and all previous verbal or written agreements that may have been entered into, and may not be amended or modified except by written amendment signed between the Parties hereto.

9.2                In the event that any part of this Agreement shall be determined at any time to be invalid, such provisions shall be deemed severable and deleted herefrom and the remainder of this Agreement shall constitute the whole agreement of the Parties hereto and shall, except as hereinbefore provided, continue in full force and effect.

9.3               The Executive hereby confirms that he is not a party to any agreement or under any other obligation to anyone, including any former employer nor does the Executive have any other interest which is inconsistent with or in conflict with or which would prevent, limit or impair the Executive's performance of any obligations hereunder which the Executive has not disclosed in writing to the Company. The Executive acknowledges that the Company is not requesting the Executive disclose any confidential information which the Executive may have obtained from a former employer.

9.4               The Executive acknowledges that a breach by the Executive of any of the covenants contained in Article 7, Article 8 and Article 9 of this Agreement shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

9.5               The Executive acknowledges that the restrictions contained in Article 7 and Article 8 are reasonable and valid and the Executive hereby waives all defences to the strict enforcement thereof by the Company.

9.6               The Executive acknowledges that he has had independent legal advice regarding the execution of this Agreement and that she understands the contents of this agreement.

9.7               This Agreement shall enure to the benefit of and be binding upon the Parties hereto, their respective successors, heirs, representatives, administrators and the assigns of the Company. The Executive shall not assign or transfer this Agreement or any of rights or obligations hereunder.

9.8               The provisions of Article 7 and Article 8 shall survive the termination of this Agreement.

9.9               Any amount payable under this Agreement shall be paid in Canadian currency.

9.10              This Agreement shall be governed by and construed according to the laws of the Province of British Columbia, and both Parties hereby agree that the Courts of the Province of British Columbia have exclusive jurisdiction in any dispute, action, cause or action or otherwise that may arise from this Agreement.

9.11               Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)	if to the Company:

Sonic Environmental Solutions Inc.
1778 W. 2nd Avenue, Vancouver, B.C., V6J 1H6

Attention: Mr. Edward Farrauto

Phone: 604-736-2553, FAX: 604-736-2558

(b)	if to the Executive:

Adam R. Sumel
1778 W. 2nd Avenue, Vancouver, B. C., V6J 1H6

Phone: 604-736-2553, FAX: 604-736-2558

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Section. Any notice so delivered shall be deemed to have been given and received on the day it is so delivered at such address, provided that such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission or other form of recorded communication shall be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. "Business Day" means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia;

9.12              No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party and approved by the Board in the case of the Company. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the 29th day of November, 2004 with intention to be effective from the 1st day of July, 2004.

	The Corporate Seal of	)
	SONIC ENVIRONMENTAL SOLUTIONS	)
	INC. was affixed in the presence of:	)
)
		)	C/S
Per:	/s/ "Ed Farrauto"	)
	Authorized Signatory	)
)
Per:		)
	Authorized Signatory	)

	Signed, Sealed and Delivered by the Executive	)
	in the presence of:	)
)
)
	/s/ "David Redford"	)	/s/ "Adam R. Sumel"
Witness (Signature))			ADAM R. SUMEL
)
	David Redford	)
Name (please print))

	224 3rd Street	)
	Address	)
)
	New Westminster	)
	City, Province	)
)
	Lawyer	)
	Occupation	)

APPENDIX A

EXTERNAL BOARD APPOINTMENTS

None. This Schedule may be updated from time to time by agreement between the Executive and the Company.